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                                                                     Exhibit 8.1

                  [Letterhead of Goodwin, Procter & Hoar LLP]





                               As of May 8, 1997

SDW Holdings Corporation
2700 Westchester Avenue
Purchase, NY 10577

Ladies and Gentlemen:

     We have acted as tax counsel to SDW Holdings Corporation, a corporation organized under the laws of the State of Delaware (the "Company"), in connection with the registration for resale of 1,500,000 shares of the Company's 15% Senior Exchangeable Preferred Stock, the Company's 15% Subordinated Exchange Debentures, 3,000,000 of the Company's Class A Warrants and 150,000 of the Company's Class B Warrants (collectively, the "Securities"), all as described in the prospectus (the "Prospectus") which constitutes a part of Amendment No. 4 to the Registration Statement of the Company on Form S-1 (No. 333-834), filed with the Securities and Exchange Commission (the "Commission") on May 9, 1997 (as so amended, the "Registration Statement"). You have requested our opinion regarding the material anticipated federal income tax consequences of an acquisition, ownership or disposition of the Securities by a "U.S. holder" (as defined in the Prospectus), which discussion is set forth under the heading "Material Federal Income Tax Considerations" in the Prospectus.

     In rendering our opinion, we have reviewed the Prospectus and such other materials as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, pertinent judicial authorities, rulings of the Internal Revenue Service, and such other authorities as we have considered relevant.

     Based upon the foregoing, we hereby affirm our opinion concerning the U.S. federal income tax consequences set forth under the heading "Material Federal Income Tax Considerations" in the Prospectus describing the material anticipated U.S. federal income tax consequences relevant to the acquisition, ownership and disposition of the Securities by a U.S. holder under current law.

     The opinion is being furnished in connection with the Prospectus. We express no opinion with respect to state, local or foreign income and other tax laws that may be applicable to the purchase, ownership or dispositions of the Securities, nor do we express any opinion with respect to the specific consequences of any purchase, ownership or disposition of the Securities by any U.S. holder to the extent that such consequences are affected by specific facts or circumstances that result in treatment that differs from that described in the Prospectus.
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Our opinion, which is not binding on the Internal Revenue Service, is expressed as of the date hereof based on existing statutory, regulatory and judicial authority and therefore is subject to subsequent legislative, regulatory, interpretive and judicial developments that may be applied with retroactive effect to the material detriment of holders of the Securities. Our opinion is limited to the tax matters specifically discussed under the caption "Material Federal Income Tax Consequences" in the Prospectus, and except to the extent expressly set forth therein we have not been asked to address, nor have we addressed, any other tax consequences relating to the Exchange Offer, the Securities, or any acquisition, ownership or disposition of the Securities.

     This opinion is solely for your benefit and the benefit of holders of the Securities and is not to be used, circulated, quoted or otherwise referred to for any purposes without our express written permission. Notwithstanding the previous sentence, we hereby consent to the filing of this form of opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to us under the heading "Certain Federal Income Tax Considerations" in the Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,

                              /s/ Goodwin, Procter & Hoar LLP

                              GOODWIN, PROCTER & HOAR  LLP